WILLKIE FARR & GALLAGHER LLP	787 Seventh Avenue New York, NY 10019-6099 Tel: 212 728 8000 Fax: 212 728 8111

December 21, 2004

Ventas, Inc., on behalf of the Registrants

10350 Ormsby Park Place

Suite 300

Louisville, Kentucky 40223

Re:	Registration Statement on Form S-4 (File No. 333-120642)

Ladies and Gentlemen:

We are counsel to Ventas, Inc., a Delaware corporation (“Ventas”), Ventas Realty, Limited Partnership, a Delaware limited partnership (“Ventas Realty”), Ventas Capital Corporation, a Delaware corporation (“Ventas Capital,” and together with Ventas Realty, the “Issuers”), Ventas LP Realty, L.L.C. (“Ventas LLC”) and the subsidiaries of Ventas set forth on Schedule A hereto (together with Ventas and Ventas LLC, the “Guarantors”), and have acted as such in connection with the filing of a Registration Statement on Form S-4, as amended (File No. 333-120642) (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), covering up to $125,000,000 in aggregate principal amount of 6 5/8% Senior Notes due 2014 of the Issuers unconditionally guaranteed by the Guarantors (the “Exchange Notes”) to be offered in exchange for all outstanding 6 5/8% Senior Notes due 2014 of the Issuers unconditionally guaranteed by the Guarantors originally issued and sold in reliance upon an exemption from registration under the Securities Act (the “Original Notes”).

The Original Notes were issued under, and the Exchange Notes will be issued under, the Indenture, dated as of October 15, 2004, among the Issuers, the Guarantors (as defined therein) and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented (the “Indenture”). The exchange will be made pursuant to an exchange offer contemplated by the Registration Statement (the “Exchange Offer”). As used herein, the term “Registrants” refers to the Issuers, Ventas, Ventas LLC and the other Guarantors.

In so acting, we have examined originals or copies, certified or otherwise, identified to our satisfaction, of (a) the forms of Exchange Notes, (b) the Indenture, (c) the forms of guarantees of the Exchange Notes and (d) the respective certificates of incorporation (or equivalent), as amended, and by-laws (or equivalent) of the Registrants formed under the laws of the State of Delaware (the “Delaware Entities”).

December 21, 2004

We have also examined original, reproduced or certified copies of such records of the Registrants as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In our examination and in rendering our opinions contained herein, we have assumed (i) the genuineness of all signatures of all parties; (ii) the authenticity of all corporate records, agreements, documents, instruments and certificates of the Registrants submitted to us as originals, the conformity to original documents and agreements of all documents and agreements submitted to us as conformed, certified or photostatic copies; (iii) the due authorization, execution and delivery of all documents and agreements (including the Indenture) by all parties thereto (other than the Registrants) and the binding effect of such documents and agreements on all such parties (other then the Registrants); (iv) the legal rights and power of all such parties (other than the Registrants) under all applicable laws and regulations to enter into, execute and deliver such agreements and documents; and (v) the capacity of natural persons. With respect to Guarantors that are not Delaware Entities, based on opinions of counsel dated of even date herewith, we have assumed the due authorization, execution and delivery of the Indenture and the guarantees of the Exchange Notes by such Guarantors. As to all questions of fact material to such opinions, we have relied without independent check or verification upon representations contained in the Exchange Notes and the Indenture; certificates of the Registrants, and their respective officers, employees, agents and representatives; and certificates of public officials.

A.	Based on the foregoing, we are of the opinion that:

1. The execution and delivery of the Indenture have been duly authorized by the Registrants, and the Indenture constitutes a legal, valid and binding obligation enforceable against the Registrants in accordance with the terms thereof.

2. The Exchange Notes have been duly authorized by the Issuers and, when duly executed by the proper officers of the Issuers, duly authenticated by the Trustee and issued by the Issuers in accordance with the terms of the Indenture and the Exchange Offer, will constitute legal, valid and binding obligations of the Issuers, will be entitled to the benefits of the Indenture and will be enforceable against the Issuers in accordance with the terms thereof.

3. The guarantees of the Exchange Notes by the Guarantors have been duly authorized by the Guarantors and, when the Exchange Notes are duly executed by the proper officers of the Guarantors, duly endorsed by the proper officers of the Guarantors, duly authenticated by the Trustee and issued by the Guarantors in accordance with the terms of the Indenture and the Exchange Offer, will constitute legal, valid and binding obligations of the Guarantors, will be entitled to the benefits of the Indenture and will be enforceable against the Guarantors in accordance with the terms thereof.

B.	The foregoing opinions are subject to the following qualifications:

The opinions set forth in paragraphs A1 through and including A3 above are qualified in that the legality or enforceability of the documents referred to therein may be (a) subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, (b) limited insofar as the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and the

December 21, 2004

discretion of the court before which any enforcement thereof may be brought and (c) subject to general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity) including principles of commercial reasonableness or conscionability and an implied covenant of good faith and fair dealing.

This opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. We do not express an opinion as to matters arising under the laws of any jurisdiction, other than the laws of the State of New York, the Delaware General Corporation Law, the Delaware Revised Uniform Limited Partnership Act, the Delaware Limited Liability Company Act and the Federal laws of the United States.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and to the reference to our firm under the heading “Legal Matters” in the prospectus included in the Registration Statement. We do not admit by giving this consent that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Willkie Farr & Gallagher LLP

December 21, 2004

SCHEDULE A

Ventas Healthcare Properties, Inc.

Ventas TRS, LLC

ElderTrust

ElderTrust Operating Limited Partnership

ET Capital Corp.

ET Sub-Berkshire Limited Partnership

ET Berkshire, LLC

Cabot ALF, L.L.C.

Cleveland ALF, L.L.C.

ET Sub-Heritage Woods, L.L.C.

ET Sub-Highgate, L.P.

ET GENPAR, L.L.C.

ET Sub-Lacey I, L.L.C.

ET Sub-Lehigh Limited Partnership

ET Lehigh, LLC

ET Sub-Lopatcong, L.L.C.

ET Sub-Pennsburg Manor Limited Partnership, L.L.P.

ET Pennsburg Finance, L.L.C.

ET Sub-Phillipsburg I, L.L.C.

ET Sub-Pleasant View, L.L.C.

ET Sub-Rittenhouse Limited Partnership, L.L.P.

ET Sub-Riverview Ridge Limited Partnership, L.L.P.

ET Sub-Sanatoga Limited Partnership

ET Sanatoga, LLC

ET Sub-SMOB, L.L.C.

Vernon ALF, L.L.C.

ET Sub-Willowbrook Limited Partnership, L.L.P.

ET Sub-Wayne I Limited Partnership, L.L.P.

ET Wayne Finance, L.L.C.

ET Wayne Finance, Inc.

Ventas Framingham, LLC

Ventas Management, LLC